Exhibit (j)(1)

Cohen Fund Audit Services, Ltd.	216.649.1700
1350 Euclid Ave., Suite 800	216.579.0111 fax
Cleveland, OH 44115-1877
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 28, 2013, on the financial statements of CornerCap Group of Funds, as of March 31, 2013 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to CornerCap Group of Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 26, 2013

Registered with the Public Company Accounting Oversight Board